EXHIBIT 12

                      STATEMENTS RE COMPUTATION OF RATIOS

                   THE QUAKER OATS COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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(Dollars in Millions)                                         Year Ended December 31
                                                               1999            1998

Earnings:
Income Before Income Taxes
     and Cumulative Effect of Accounting Changes        $     618.3       $   396.6
Add Fixed Charges, net of capitalized interest                 76.9            82.4


     Earnings                                           $     695.2       $   479.0



Fixed Charges:
Interest on Indebtedness                                $      65.1       $    72.0
Portion of rents representative of the interest factor         15.0            12.8
     Fixed Charges                                      $      80.1       $    84.8

Ratio of Earnings to Fixed Charges (a)                         8.68            5.65


(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the portion deemed representative of the interest factor) of rents.
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